Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

Investor Relations Contact:

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

TESSERA ANNOUNCES EXECUTIVE TRANSITION

- Senior Finance Executive Rick Neely Named CFO -

SAN JOSE, Calif., Aug. 15, 2012 — Tessera Technologies, Inc. (Nasdaq: TSRA) (the “Company”) today announced C. Richard (Rick) Neely, Jr. has been named executive vice president and chief financial officer, effective immediately. Neely will report to Robert A. Young, the Company’s president and chief executive officer, and be responsible for the company’s finance, accounting, financial planning, and investor relations. The Company also announced that its former CFO, Michael Anthofer, has resigned his position to pursue other interests and opportunities.

“We are thrilled to have someone with Rick’s knowledge and depth of financial and operational expertise join Tessera,” said Young. “He brings to the Company more than three decades of financial and managerial experience in high technology industries. We are confident in his ability to help us effectively build our DigitalOptics business into a global, vertically integrated supplier of original design camera modules for handsets and other applications, as well as to grow our core Intellectual Property licensing business.”

“I am excited to be joining such an innovative and dynamic company at a crucial point in its growth strategy,” stated Neely. “I look forward to working with my new team to capitalize on the opportunities that lie ahead.”

Neely is a senior financial executive with broad experience in financial and operating control activities, including financial planning and reporting, accounting, budgeting and forecasting, procurement, and risk management. His international experience includes extensive finance, treasury, and logistics services in Asia and Europe. Neely, 58, joins the Company from Livescribe, Inc., a privately held consumer electronics manufacturer and retailer of digital “Smartpens,” which he joined in Feb. 2011 as CFO. From Sept. 2005 through Jan. 2011 he served as CFO of Monolithic Power Systems, Inc., a fabless semiconductor company specializing in analog power management products. While Neely served as CFO, the annual revenue of Monolithic Power Systems grew from $99 million to $219 million. Prior to Monolithic Power Systems, he served as CFO of NuCORE Technology, Inc., a privately held developer of leading-edge digital and analog imaging devices for digital still and video cameras. Neely also held senior roles at several semiconductor related companies, including Synopsys, Inc. and AMD.

Neely earned an M.B.A. from the University of Chicago Booth School of Business and a B.A. in Economics from Whitman College.

Young also acknowledged the contributions of Mike Anthofer, “Mike has been a valuable member of our executive team since 2008. Over the past four years, he contributed in many ways to our success, including playing an important role in the development of the Company’s strategic plan. We wish him well in his future endeavors.”

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact on the Company of Mr. Neely’s appointment as executive vice president and chief financial officer and his ability to help build and grow the Company’s businesses. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation (“DOC”) of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products;

failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property business generates revenue from patented innovations through license agreements with semiconductor companies and outsourced semiconductor assembly and test companies. Tessera, Inc. pioneered chip-scale packaging solutions for the semiconductor industry. Our DigitalOptics business delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. Our miniaturized camera module solutions provide cost-effective, high-quality camera features, including Micro Electro Mechanical Systems (“MEMS”)-based autofocus, extended depth of field (“EDoF”), zoom, image enhancement and optical image stabilization. We also offer customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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